EXHIBIT 10.1

COMBINATION AGREEMENT

by and between

TRIMBLE NAVIGATION LIMITED

and

TEKLA CORPORATION

8 May 2011

1.	PUBLIC TENDER OFFER			5

	1.1	Launch of the Tender Offer		5

	1.2	Consideration		5

	1.3	Conditions to completion		5

	1.4	De-listing		6

2.	RECOMMENDATION BY THE BOARD OF DIRECTORS OF THE COMPANY			6

	2.1	The Recommendation		6

	2.2	Withdrawal and Amendment of the Recommendation		7

		2.2.1	Fiduciary Duties	7

		2.2.2	Competing Offer	7

3.	REPRESENTATIONS AND WARRANTIES			8

	3.1	General		8

	3.2	Representations and warranties by the Company		8

		3.2.1	Organization and qualification, subsidiaries	8

		3.2.2	Authority relative to this Agreement	8

		3.2.3	Accounts	8

		3.2.4	Disclosed Information	9

		3.2.5	Shares and securities entitling to shares	9

		3.2.6	Compliance with laws	9

		3.2.7	Employee matters	9

		3.2.8	Contracts	10

		3.2.9	Litigations and proceedings	10

		3.2.10	Intellectual property	10

		3.2.11	Taxes	10

	3.3	Representations and warranties by Offeror		11

		3.3.1	Organization and qualification	11

		3.3.2	Authority relative to this Agreement	11

		3.3.3	Financing of the Offer	11

	3.4	Effect of Warranties		12

4.	UNDERTAKINGS			12

	4.1	Reasonable best efforts		12

	4.2	Conduct of business pending the closing		12

	4.3	Access to information		13

	4.4	No solicitation of competing transactions, no frustration; information about indications of interest		14

	4.5	Extraordinary General Meeting of Shareholders		14

	4.6	Public announcements		14

5.	TERMINATION		15

	5.1	Termination by either Party	15

	5.2	Consequences of termination or expiration	15

6.	OTHER PROVISIONS		16

	6.1	Confidentiality	16

	6.2	Appendices incorporated	16

	6.3	Headings	16

	6.4	Whole agreement	16

	6.5	Amendments	16

	6.6	Assignment	16

	6.7	No waiver	17

	6.8	Provisions severable	17

	6.9	Expenses	17

	6.10	Notices	17

	6.11	Governing law and disputes	18

	6.12	Counterparts	18

THIS COMBINATION AGREEMENT (the “Agreement”) is entered into on this 8th day of May 2011 (the “Signing Date”) by and between

1.	Trimble Navigation Limited, a corporation incorporated and existing under the laws of California in the United States of America, with its registered office in Sunnyvale, California, United States of America (the “Offeror”); and

2.	Tekla Corporation, a public limited company incorporated and existing under the laws of Finland, with its registered office in Espoo in Finland (the “Company” and together with its subsidiaries the “Group” and each such company a “Group Company”);

each of the above parties is hereinafter referred to as a “Party” and collectively to as the “Parties”.

RECITALS

A.	The Company is a public limited company the shares of which are listed on Nasdaq OMX Helsinki stock exchange (the “Helsinki Exchange”)

B.	The Offeror is a corporation the shares of which are listed on the Nasdaq Stock Market in the United States of America.

C.	The Boards of Directors of the Parties have each determined by board resolutions that it is in the best interests of their respective companies and their shareholders to combine the businesses of the Offeror and the Company through the transactions contemplated by this Agreement.

D.	As of the Signing Date, the Company has issued a total of 22,586,200 shares, out of which 96,600 are held by the Company as treasury shares, and 22,489,600 shares by other shareholders (the “Outstanding Shares”). The Company or its subsidiaries have not authorized or issued any options or other rights entitling to shares in the Company or any of its subsidiaries.

E.	The intention of the Parties is that in order to effect the combination, the Offeror will indirectly through a wholly owned Finnish subsidiary (“Trimble Finland”), offer to acquire all of the Outstanding Shares through a public tender offer (the “Offer”) and through subsequent compulsory redemption proceedings in accordance with the Finnish Companies Act (“Compulsory Redemption”) or by merger or other instrument of business integration, as the case may be. Any references herein to the Offeror shall, where relevant, also include the Trimble Finland and vice versa.

F.	The Parties acknowledge that it is the intention of Offeror to cause the Outstanding Shares to be delisted from the Helsinki Exchange as soon as permitted and practicable under applicable laws and regulations.

G.	The Company is aware that the largest shareholder of the Company, who as of the date hereof holds in the aggregate 8,596,020 shares in Tekla, representing approximately [38] percent of the shares in the Company, has given an irrevocable undertaking to the Offeror to accept the Offer in respect of all shares held by such shareholder pursuant to the terms and conditions of the Offer.

H.	The Boards of Directors of the Parties have each approved this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	PUBLIC TENDER OFFER

1.1	Launch of the Tender Offer

Provided that there has not been a breach of this Agreement and that the Agreement has not been terminated in accordance with its terms, the Offeror shall launch the Offer by means of a public announcement, including the terms and conditions of the Offer, substantially in the form of Appendix A hereto (the “Offer Announcement”) on or about 9 May 2011 but no later than 23 May 2011 (the “Launch Date”) and commence the Offer as promptly as possible after the date of the Offer Announcement, tentatively on or about 19 May 2011. The acceptance period under the Offer shall initially extend until 17 June 2011 (the “Offer Period”). The Offer Period may be extended by Offeror from time to time in accordance with the terms and conditions of the Offer. The date when the title to the Outstanding Shares validly tendered in the Offer is transferred to Offeror shall be referred to as the “Closing Date”.

For the avoidance of doubt it is understood that the terms of the offer may be amended as provided in the terms and subject to Finnish law.

1.2	Consideration

In the Offer, the Offeror shall offer to acquire all the Outstanding Shares for a consideration of EUR fifteen (15.00) in cash for each Outstanding Share subject to the terms and conditions of the Offer.

It has been mutually agreed and understood by the Parties that the board of directors of the Company may, pursuant to the authorization granted by the annual general meeting held on 6 April 2011, resolve to distribute additional dividends or other funds to its shareholders in the maximum amount of EUR 18, 000,000.00. The funds so distributed prior to the Closing Date shall result in equal reduction in the above stated per share offer price.

The Company undertakes not to decide upon or make a distribution of dividends or other funds to its shareholders in addition to as has been agreed to above without the consent of the Offeror, which consent shall not be unreasonably withheld. In case of such additional dividend or distribution being decided and/or made, and the Offeror nevertheless decides to complete the Offer, the consideration paid in the Offer shall be decreased accordingly.

1.3	Conditions to completion

The obligation of the Offeror to accept the tendered Outstanding Shares, which have not been withdrawn, and to complete the Offer, shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Offeror, of each of the following conditions:

(a)	the valid tender of Outstanding Shares representing (together with any Outstanding Shares that may be held by the Offeror) more than 90 percent of the issued and outstanding shares and votes of the Company on a fully diluted basis (i.e. taking into consideration the effect of the conversion of any and all options or rights entitling to shares in the Company);

(b)	the receipt of necessary regulatory, permits and consents, including competition clearances, and that any conditions set in such permits, consents or clearances, including, but not limited to, any requirements for the disposal of any assets of the Offeror or the Company or any reorganization of the business of the Offeror or the Company, are acceptable to the Offeror in that they are not materially adverse to the Offeror or the Company or to the consummation of the Offer contemplated hereunder;

(c)	no event, circumstance or change having occurred after the Launch Date that would result in or constitute, or can reasonably be expected to result in a Material Adverse Change (as defined in Appendix B hereto); and

(d)	the other conditions set out in Appendix B hereto.

1.4	De-listing

It is the intention of the Offeror, subject to the Offeror acquiring more than ninety per cent (90%) of the total number of shares and voting power of the then outstanding shares of the Company, to cause the shares of the Company to be de-listed from the Helsinki Exchange as soon as permitted and reasonably practicable under applicable laws and regulations.

If the Offeror shall resolve to commence the said de-listing, the Company shall use its reasonable efforts to assist in such procedure at the request of the Offeror, including taking promptly any required corporate decisions and making such filings as may be necessary.

2.	RECOMMENDATION BY THE BOARD OF DIRECTORS OF THE COMPANY

2.1	The Recommendation

Having evaluated the terms and conditions of the Offer as described in this Agreement, the Company and its Board of Directors (represented by the conflict free board members) consent to the Offer being made and undertake that the Board of Directors of the Company (represented by the conflict free board members) shall unanimously recommend that holders of Outstanding Shares accept the Offer and tender their Outstanding Shares on the terms and conditions of the Offer (the “Recommendation”). The form of Recommendation has been attached to this Agreement as Appendix C and its contents shall be made public (together, subject to a request by the Offeror, with any fairness opinion (the “Fairness Opinion”) obtained by the Board of Directors of the Company) in connection with the initial announcement of the Offer. The Company shall provide to the Offeror a final Recommendation incorporating the statements of the Board of Directors of the Company, as required pursuant to the Finnish Securities Markets Act, and the Fairness Opinion to be included in the tender offer document prior to the tender offer document being published no later than 23 May 2011.

2.2	Withdrawal and Amendment of the Recommendation

2.2.1	Fiduciary Duties

Subject to the provisions set out or referred to in Section 4.4, the Board of Directors of the Company may, at any time prior to the Closing Date withdraw, modify or change the Recommendation if, based on a Competing Offer, Competing Proposal or change in the valuation of the Company, or a material change of circumstances of the Company, the Board of Directors of the Company determines in good faith after taking advice from its external legal counsel and its financial advisers, and after consultation with the Board of Directors of the Offeror, that such withdrawal, modification or change is required in order for the Board of Directors to comply with mandatory fiduciary duties to the Company’s shareholders under Finnish laws (such duties referred to as the “Fiduciary Duties”).

2.2.2	Competing Offer

In addition to the preconditions in Section 2.2.1 above, in the event of a Competing Offer (as defined below) or a Competing Proposal (as defined in Section 4.4(a)) the Board of Directors of the Company may, at any time prior to the Closing Date, withdraw, modify or change the Recommendation if (and only if), prior to such withdrawal, modification or change:

(a)	the Company has complied with its obligations under Section 4.4, and

(b)	a final announcement regarding a public tender offer, pursuant to the Finnish Securities Market Act of 1989 (the “SMA”), is published other than related to the Offer, and a third party shall under such announcement offer to purchase all the outstanding shares in the Company for a consideration that, in the case of an all-cash offer, is higher than the consideration offered by Offeror or, in the case of an offer with a consideration of cash and securities or securities only, for a consideration that has a higher value than the consideration offered by the Offeror, and that has other terms and conditions which are more favourable to the Company’s shareholders than the terms and conditions offered by Offeror pursuant to this Agreement (such an offer hereinafter the “Competing Offer”); and

(c)	the Board of Directors of the Company has, to the extent permitted by applicable laws and stock exchange regulations, provided the Offeror’s Board of Directors five (5) banking days from the date of publishing or written notice by the Company to the Offeror of the Competing Offer to enhance the Offer pursuant to this Agreement (the said time period referred to as the “Enhance Period”); and

(d)	upon expiry of the Enhance Period, the Board of Directors of the Company under its Fiduciary Duties reasonably and in good faith considers, comparing the consideration and other terms and conditions (including the availability of financing and the type of consideration) of the Competing Offer with the Offeror’s offer as possibly enhanced by the Offeror, that it would no longer be in the best interest of the shareholders of the Company to accept the offer made by the Offeror.

If a Competing Offer would be published (or received and notified by the Company to Offeror in writing as set out above) but Offeror would enhance its offer pursuant to this Agreement so as to, in the reasonable opinion of the Board of Directors of the Company rendered in good faith, be at least equally favourable to the shareholders as the Competing Offer, the Board of Directors of the Company shall confirm and uphold the Recommendation for the Offer, as amended.

3.	REPRESENTATIONS AND WARRANTIES

3.1	General

The Company gives, as of the Signing Date and the Closing Date, to the Offeror the representations and warranties set forth in Section 3.2 and Offeror gives to the Company the representations and warranties set forth in Section 3.3 (collectively the “Warranties”).

3.2	Representations and warranties by the Company

The Company represents and warrants to Offeror with respect to itself and its subsidiaries the following:

3.2.1	Organization and qualification, subsidiaries

The Company and each of its subsidiaries has been validly incorporated and is existing in accordance with the laws of the jurisdiction of its incorporation and has the requisite power and authority and all material permits and licenses necessary to own, use and operate its properties and to carry on its business as it is now being conducted. The Company and each of its subsidiaries is duly qualified to do business as a foreign company or other entity and, where applicable, is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification.

3.2.2	Authority relative to this Agreement

The Company has all necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by it. This Agreement has been duly authorised and validly executed and delivered and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

3.2.3	Accounts

The audited consolidated financial statements of the Company, as of and for the year ended 31 December 2010 and the unaudited consolidated financial statement for the three months ended 31 March 2011 (together, the “Financial Statements”), have been prepared by the Company in accordance with Finnish laws and the International Financial Reporting Standards (IFRS) adopted within the European Union, applied by the Company on a consistent basis, unless otherwise stated in the Financial Statements. The Financial Statements present fairly in all material respects and give a true and fair view of the consolidated financial condition, results of operations and assets and liabilities of the Company and its consolidated subsidiaries as of the dates and for the period stated in the Financial Statements.

3.2.4	Disclosed Information

The Company has complied in all material respects with the disclosure obligations imposed under applicable laws and regulations, including the rules of the Helsinki Exchange.

The Offeror has been provided the opportunity to review certain corporate records and other documents as requested by the Offeror and has had an opportunity to present subsequent questions and request clarifications as well as meet with the management of the Company (the “Due Diligence Information”) pursuant to a confidentiality undertaking between the Parties dated 11 March 2011 (the “Confidentiality Undertaking”). The Company represents and warrants that the Due Diligence Information is not misleading and does not contain any untrue statement of a material fact or, to the knowledge the top management of the Company possesses or should possess having made due inquiry (the “Best Knowledge of Company Management”), omit to state any material fact that would have a material negative effect with regard to the valuation of the Company.

The Company represents and warrants that to the Best Knowledge of the Company Management, the Due Diligence Information does not contain any insider information for the purposes of Finnish law.

3.2.5	Shares and securities entitling to shares

There are no option rights (including synthetic options), warrants, call rights, depository receipts, subscription or pre-emptive rights or other securities entitling to, exchangeable for, convertible into, or linked to the value of shares of the Company, and the board of Directors of the Company has not used and will not use any authorizations granted by a General Meeting of Shareholders of the Company to issue or transfer shares in the Company or to acquire own shares.

3.2.6	Compliance with laws

Neither the Company nor any of its subsidiaries has been or is in a material breach of any laws or permits or any judgments or orders of any national or supranational court or authority binding upon the Company or such subsidiary company. No material claims, investigations, or proceedings concerning breach of any laws or permits have been or are pending or, to the Best Knowledge of Company Management, threatened against any of the Company or its subsidiary companies. No circumstances giving rise to any such breach, claims, investigations, or proceedings have arisen.

3.2.7	Employee matters

The Company is not in breach of any applicable collective agreements regarding employee relationships, and, to the Best Knowledge of Company Management, there are no plans or threats of strikes or other industrial or labor action. The Company is not a party to any contract or arrangement (written or otherwise) that would require material payments by the Company in excess of statutory termination payments to persons upon (i) termination of such persons’ employment with the Company (or any of its subsidiaries) or (ii) the completion of the Offer.

3.2.8	Contracts

Neither the Company nor any of its Group Companies, or any contracting counter-party of the Company or any such Group Company, has been or is in breach of any material contract, agreement, arrangement, or other obligation binding on the Company or any of its Group Companies. Neither the Company nor any of its Group Companies has received or given any notice of breach or termination of any material contract, agreement, arrangement, or other material obligation binding on the Company or other any Group Company. To the Best Knowledge of Company Management no circumstances giving rise to any such breach or termination have arisen.

3.2.9	Litigations and proceedings

Within the past three years, no material claims, lawsuits, actions, or investigations or legal, administrative, arbitration or other proceedings (including but not limited to liquidation, receivership and other similar proceedings) have been or are pending or, to the Best Knowledge of Company Management, threatened against, or involve the Company or any of its Group Companies or any member of top management. To the Best Knowledge of Company Management, no circumstances giving rise to such claims, lawsuits, actions, investigations, or proceedings have arisen.

3.2.10	Intellectual property

The Company (or one of its subsidiaries) is the sole and exclusive owner, free and clear of all liens, of all rights, title and interest in, or has the right to use, license or sell, all other intellectual property as the same is used, licensed and sold by the Company or any of its subsidiaries in its respective business as presently conducted. No intellectual property used by the Company, or any products or services produced, provided or sold by the Company or any other Group Company, have infringed or infringe any intellectual property right of any third party or have breached or breach any license contract binding upon the Company or any other Group Company. The intellectual property owned by or licensed to the Company and its Group Companies includes all of the intellectual property necessary and sufficient in all material respects to enable the Company and its subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.

3.2.11	Taxes

The Company and each of its subsidiaries have filed all Tax Returns or other reports required to be filed with the relevant authorities in due time, and such Tax Returns or reports are true and complete in all material respects. The Company and each of its subsidiaries have timely paid, withheld or collected all Taxes due (regardless of whether the taxes are shown on such returns and reports and regardless of whether a notice of assessment or collection has been issued by the relevant authorities). The Company and each of its subsidiaries have formed adequate reserves in their books and relevant accounts for all unpaid Taxes in conformity with applicable accounting principles concerning any relevant financial period.

No Tax audits or disputes are pending or, to the Best Knowledge of Company Management, threatened with respect to the Company or any of its subsidiaries. To the Best Knowledge of the Company Management, no claim has been made in writing in the last three years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

“Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, or windfall profit tax, or other tax of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns, in each case, in respect of Taxes filed or required to be filed with a taxing authority and, in each case, any amendments thereto.

3.3	Representations and warranties by Offeror

As of the signing of this Agreement, the Offeror represents and warrants to the Company with respect to itself and Trimble Finland the following.

3.3.1	Organization and qualification

Each of Offeror and Trimble Finland has been validly incorporated and is existing in accordance with the laws of the jurisdiction of its incorporation and has the requisite power and authority and all material permits and licenses necessary to own, use and operate its properties and to carry on its business as it is now being conducted.

3.3.2	Authority relative to this Agreement

The Offeror has all necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder and to cause Trimble Finland to consummate the transactions contemplated herein to be consummated by it. This Agreement has been duly authorised and validly executed and delivered and constitutes a legal, valid and binding obligation of the Offeror enforceable against it in accordance with its terms.

3.3.3	Financing of the Offer

The Offeror has secured necessary financing, as required pursuant to applicable laws and regulation, for the (i) completion of the Offer in accordance with its terms and conditions and (ii) subsequent compulsory redemption proceedings in accordance with the Finnish Companies Act.

The availability to the Offeror of the above financing is subject only to the satisfaction of the conditions set forth in Appendix B. The Offeror has no knowledge of any facts or circumstances or is in possession of any information which is likely to mean that the financing as described herein would not be available on the Closing Date.

3.3.4	No Breach of Warranty

As of the date of this Agreement, based on the Due Diligence Information or otherwise, the Offeror is not aware of any facts or circumstances which might constitute a material breach of any of the Company’s representations and warranties under Section 3.2 (Representations and warranties by the Company) or which would lead to or give cause to a Material Adverse Change.

4.	UNDERTAKINGS

4.1	Reasonable best efforts

Each of the Parties agrees to use its reasonable best efforts to do, or cause to be done, and to assist and co-operate with the other Party in doing, all things necessary or advisable to complete in the most expeditious manner practicable, the transactions contemplated by this Agreement, including:

(a)	the making of all necessary registrations and filings with governmental entities, stock exchanges and regulatory authorities and the taking of any actions as may be necessary to obtain necessary waivers, consents and approvals from, or to avoid an action or proceeding by, such authorities;

(b)	the obtaining of all necessary consents, approvals or waivers from third parties; and

(c)	the execution and/or delivery of any additional corporate resolutions and/or instruments necessary to consummate the transactions contemplated herein, and to fully carry out the purposes of this Agreement.

The Parties shall co-operate with and consult each other in connection with the making of all such filings, including providing copies of all pertaining documents to the non-filing Party and their respective advisors prior to filing.

4.2	Conduct of business pending the closing

As between the Signing Date and the Closing Date the Company undertakes to conduct its own business, and shall instruct each of its subsidiaries to conduct their respective business in the ordinary course of business consistent with past practice based on good and prudent business judgment or in accordance with the business plans and resolutions approved by the relevant corporate bodies of the Company or any of its subsidiaries prior to the Signing Date.

Without limiting the generality of the foregoing and what has been stipulated elsewhere in this Agreement, the Company undertakes to, and shall cause each of its subsidiaries to undertake to, except in case of mandatory requirements based on law or by virtue of the Offeror’s consent, refrain from making or implementing:

(i)	any material changes in its business (including without limitation change of key employees, suppliers, distributors or other material business relationship) unless such change may reasonably be deemed to serve the combination of the businesses of the Parties;

(ii)	any material corporate transactions, investments or divestments outside the ordinary course of business consistent with past practices;

(iii)	any agreements or commitments that are not entered into on commercial terms or in the ordinary course of business whereby the Company would incur significant obligations;

(iv)	any change of their Articles of Association, by-laws or other constituting documents or any material change to their accounting principles or practices;

(v)	any decision or proposal concerning or constituting: (1) distribution of dividends or other funds from the Company; (2) a change in the number of shares in or share capital of the Company or its subsidiaries, including without limitation by reclassification, recapitalisation, stock split, combination or issuance of any shares or securities convertible into or exchangeable for shares in the Company or in its subsidiaries; (3) any sale, transfer or other disposal (in Finnish “luovutus”) of any shares in the Company or in its subsidiaries that are held or obtained by the Company or any of its subsidiaries; and/or (4) any sale, transfer or other disposal of any treasury options or any other shares or securities convertible into or exchangeable for shares in the Company or in its subsidiaries; and/or

(vi)	any decision or proposal concerning an increase (other than as a part of normal annual reviews in accordance with past practises consistently applied) in the current or future compensation or other benefits in any manner whatsoever (including without limitation by way of options (synthetic or otherwise), bonus, insurance, severance or pension arrangements) of Board of Directors of the Company and/or each of the persons employed by or serving the Company or its subsidiaries.

The Company undertakes that its Board of Directors shall not call a meeting of shareholders of the Company, except as provided in this Agreement, or except as required by mandatory law.

4.3	Access to information

Upon Offeror’s request, the Company undertakes to use its reasonable best efforts to give any information regarding the Company that Offeror may reasonably need:

(a)	in the making of all necessary registrations and filings with relevant competition authorities; and/or

(b)	to assess an actual or potential Material Adverse Change, as defined in Appendix B;

(c)	to complete the Offer in accordance with its terms and in compliance with the SMA, and

(d)	to prepare and execute any other transactions contemplated by this Agreement.

The Company shall further make any such disclosures and announcement as may be required pursuant to the SMA or other applicable regulation for the Offeror to be able to complete the transactions contemplated by this Agreement, including, but not limited to the Offer.

Each Party shall, without delay, notify the other Party if it becomes aware of an event, change or circumstance that could delay or impede the Party’s ability to consummate the transactions contemplated by this Agreement or to fulfil its obligations set forth in this Agreement.

4.4	No solicitation of competing transactions, no frustration; information about indications of interest

The Company undertakes, and shall cause its subsidiaries and their respective officers, directors, employees and representatives (including, for the avoidance of doubt, any financial and other external advisors), to undertake, as between the Signing Date and the Closing Date:

(a)	not to, directly or indirectly, solicit any proposal, offer or indication of interest that could reasonably be expected to lead to a public tender offer or any other corporate transaction involving the Company, including without limitation sale of assets or businesses, that could constitute or result in any competing transaction or otherwise harm or hinder the completion of the Offer (“Competing Proposal”);

(b)	to cease and cause to be terminated any discussions, negotiations or other activities related to any Competing Offer or Competing Proposal conducted prior to the date hereof, and

(c)	not to, upon receipt of a Competing Proposal, directly or indirectly, promote the progress of such Competing Proposal (“Promoting Measures”), except if the Board of Directors of the Company considers that Promoting Measures are required in order for the Board of Directors to comply with its Fiduciary Duties. The Board of Directors of the Company shall not take any other Promoting Measures than those necessary for the fulfilment of the Fiduciary Duties;

(d)	to inform Offeror in writing of any Competing Proposal, including the price offered and any other material terms of the Competing Proposal immediately after receipt of such Competing Proposal; and

(e)	to provide Offeror with a reasonable opportunity to negotiate with the Board of Directors of the Company about matters arising from the Competing Proposal.

For the avoidance of doubt, nothing in this Section 4.4 shall be deemed to limit in any way whatsoever the obligations of the Company (or the Board of Directors of the Company) under Section 2.2.

4.5	Extraordinary General Meeting of Shareholders

As soon as practicable after the Closing Date the Offeror shall cause the Company to convene an Extraordinary General Meeting of Shareholders of the Company (the “General Meeting”) for the purpose of electing new members to the Board of Directors.

The Offeror shall subsequently release the resigning board members of any and all liability at the next Annual General Meeting of Shareholders of the Company following the Closing Date, provided no material findings to the contrary are made in the audit of the Company’s annual accounts for the pending accounting period.

4.6	Public announcements

The Parties shall in all cases consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transactions contemplated hereunder and shall not issue any such press release or make any such public statement without the other Party’s prior written approval, unless required to do so by law or relevant stock exchange regulations. In any event, each Party shall endeavour to avoid any statements that would have a negative effect on the other Party or its business.

The Parties agree that the public announcement in connection with the publication of the Offer shall be in the form of Appendix C.

5.	TERMINATION

5.1	Termination by either Party

This Agreement may be terminated and the transactions contemplated hereunder rescinded with immediate effect at any time prior to the Closing Date only as follows:

(a)	by mutual consent of the Parties duly authorized by their respective Board of Directors; or

(b)	by either Party by a written notice to the other Party upon a material breach of any Warranties or other undertakings by, or of any obligations of the other Party set forth in this Agreement; or

(c)	by either Party by a written notice to the other Party if the Board of Directors of the Company has in compliance with the provisions of this Agreement withdrawn, modified or changed the Recommendation; or

(d)	by either Party by a written notice to the other Party if the Closing Date has not occurred on or before 31 October 2011; or

(e)	by either Party by a written notice to the other Party if the conditions to completion of the Offer have not been satisfied or waived by Offeror in accordance with the terms and conditions of the Offer and the Offeror has publicly announced that it will not complete the Offer;

provided, however, in each of the above cases that such right to terminate this Agreement shall not be available to a Party whose failure to fulfil any obligation under this Agreement has caused the event which would otherwise allow such Party to terminate this Agreement (except in case of termination pursuant to sub-section (d) above).

This Agreement shall automatically expire on the Closing Date.

5.2	Consequences of termination or expiration

In case of any termination or expiration of this Agreement the Offeror is entitled to withdraw the Offer.

Any termination or expiration shall be without prejudice to any remedies available to the Parties under this Agreement or under law for breach of a contractual obligation. It being understood, however, that the non-breaching Party shall be entitled to claim solely direct damages pursuant to this Agreement.

If this Agreement is terminated by the Company pursuant to Section 5.1 (c), the Company shall nevertheless be bound by Section 4.3, and always treat the Offeror on terms equal to those applied with respect to any Competing Offer. Notwithstanding any termination or expiration of this Agreement the following Sections shall survive: 4.6, 5.1, 5.2, and 6.

6.	OTHER PROVISIONS

6.1	Confidentiality

Each of the Parties undertakes, during the term of this Agreement and after the termination thereof for any reason whatsoever, not to disclose the content of this Agreement in any manner whatsoever to any third parties (other than their advisors in connection with the Offer) without the prior written consent of the other Party; provided, however, that nothing herein shall prevent either of the Parties from using this Agreement for the purpose of enforcing its terms or disclosing the Agreement or its contents, on whole or in part, to the extent required by applicable mandatory laws or regulations, or by judgments, orders or decrees by courts, arbitrators, regulatory bodies or stock exchanges.

6.2	Appendices incorporated

Each Appendix to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

6.3	Headings

The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

6.4	Whole agreement

Save for the Confidentiality Undertaking this Agreement contains the whole agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party unless made in writing and signed by both Parties.

6.5	Amendments

Any amendments to this Agreement shall be in writing and shall have no effect unless signed by the duly authorized representatives of both Parties.

6.6	Assignment

This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties hereto and shall not be assignable by either Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, except as otherwise provided in this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assignees.

Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Notwithstanding anything contained in this Agreement, it is agreed, however, that the Offeror may transfer all its rights and/or obligations under this Agreement to Trimble Finland, subject to that Offeror shall upon such transfer automatically be deemed to guarantee as for its own debt to the Company all the obligations of Trimble Finland towards the Company under this Agreement. In case of such a transfer Trimble Finland shall replace Offeror as the Party to this Agreement.

6.7	No waiver

Failure by any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

6.8	Provisions severable

If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement. The Parties shall, however, attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable in order to give effect to the intentions of the Parties when signing this Agreement. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

6.9	Expenses

Except as otherwise agreed in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such expenses whether or not the Offer or any other transaction contemplated herein are consummated.

The Company agrees that its expenses for external advisors and transaction costs (including without limitation legal, financial and investment bankers) in connection with the transactions contemplated under this Agreement will not exceed EUR 500,000.00 and that any expenses exceeding such amount will be subject to prior written approval by Offeror.

6.10	Notices

All notices, demands or other communication, which shall be in the English language, to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered by mail or telefax to the Party in question as follows:

If to the Company:	Tekla Oyj
attention:	Timo Keinänen
address:	Metsänpojankuja 1, FI-02130 Espoo
e-mail:	timo.keinanen@tekla.com

If to Offeror:	Trimble Navigation Limited

attention:	James A. Kirkland, Vice President, General Counsel
address:	935 Stewart Drive
Sunnyvale, California 94085
United States of America
e-mail:	jim_kirkland@trimble.com

or at such other address as the respective Party may hereafter specify in writing to the other Party.

6.11	Governing law and disputes

This Agreement shall be governed by and construed in accordance with the laws of Finland (except its choice of law provisions).

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in Helsinki, Finland, in accordance with the Rules of the Arbitration Institute of the Finnish Central Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The arbitral proceedings shall be conducted in the English language.

Notwithstanding the aforementioned, the Offeror shall have the right to seek restrictive injunctions or orders for specific performance against the Company in a court of law of competent jurisdiction.

6.12	Counterparts

This Agreement has been executed in two (2) identical counterparts, one (1) for each Party.

[Intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in Helsinki as of the day and year first above written.

TRIMBLE NAVIGATION LIMITED	TEKLA CORPORATION

Name:	Name:

Title:	Title:

Name:	Name:

Title:	Title:

APPENDIX A

Offer Announcement

See attached.

APPENDIX B

Terms and Conditions of the Tender Offer

…

…

Conditions to Completion of the Tender Offer

The obligation of Offeror to complete the Offer and purchase the Outstanding Shares, which have been validly tendered and not withdrawn, shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver by Offeror of each of the following conditions (“Conditions to Completion”):

(a)	the valid tender of Outstanding Shares representing (together with any Outstanding Shares that may be held by the Offeror) more than 90 percent of the issued and outstanding shares and votes of the Company on a fully diluted basis;

(b)	the receipt of necessary regulatory, permits and consents, including competition clearances, and that any conditions set in such permits, consents or clearances, including, but not limited to, any requirements for the disposal of any assets of the Offeror or the Company or any reorganization of the business of the Offeror or the Company, are acceptable to the Offeror in that they are not materially adverse to the Offeror or the Company or to the consummation of the Offer contemplated hereunder;

(c)	no event, circumstance or change having occurred after the Launch Date that would result in or constitute, or can reasonably expected to result in a Material Adverse Change (as defined below);

(d)	no decision to distribute dividends or other funds to its shareholders has been taken by the Company after the Launch Date (other than a distribution of up to EUR 18,000,000.00 in the aggregate based on the authorization of the Company’s annual general meeting held on 6 April 2011);

(e)	no order or regulatory action by a court or regulatory authority of competent jurisdiction preventing, postponing or materially challenging the completion of the Offer or the exercise of the rights of ownership of Outstanding Shares by the Offeror has been issued;

(f)	Offeror shall not have received information previously undisclosed to Offeror that has resulted in or constituted, or would have high probability of resulting in or constituting a Material Adverse Change;

(g)	the external financing committed to the Offeror for purchasing the Shares pursuant to the Offer is still available to the Offeror in accordance with the terms thereof;

(h)	the Combination Agreement has not been terminated and it is still in force;

(i)	The Recommendation of the Board of Directors of the Company is in force and has not been amended; and

(j)	no Competing Offer has been made for the Outstanding Shares of the Company.

“Material Adverse Change” means target or any of its subsidiaries becoming insolvent, subject to administration, bankruptcy or any other equivalent proceedings of if any legal proceedings or corporate action is taken by or against any of them in respect of any such proceedings or any material adverse change in, or material adverse effect to, the business, assets, financial condition or results of operations of Company and its subsidiaries, taken as whole, but not material changes in the general financial and economic conditions affecting the financial markets in general.

“Competing Offer” means that an announcement regarding another public tender offer for the Company has been made by a third party.

The Offeror reserves the right to withdraw the Tender Offer in the event that any of the Conditions to Completion is not fulfilled or will not be fulfilled.

The Offeror may, to the extent permitted by law, waive any of the Conditions to Completion that are not fulfilled. If all Conditions to Completion have been fulfilled or the Offeror has waived the requirement for the fulfilment of all or some of them, the Offeror will consummate the Tender Offer in accordance with its terms and conditions after the expiry of the Offer Period by purchasing Outstanding Shares by paying the Consideration to the shareholders of the Company that have validly accepted (and not withdrawn such acceptance) the Offer.

APPENDIX C

Company Board of Directors’ Recommendation